Press Release  Source: Asia Payment Systems, Inc.

Asia Pay Reaches Monthly Milestone in Processing $6.6 Million Volume Throughput in January 2005

SEATTLE and Hong Kong, March 1-- Asia Payment Systems, Inc. (OTC Bulletin Board: APYM) announced today that Asia Pay reached a major milestone by processing a total of USD $6.6 million in net retail transactions during January 2005. The number of transactions processed via Asia Pay's APAYcard platform for the month of January exceeded 28,000 with an average total transaction time of 2 seconds.

Matt Mecke, President & CEO of Asia Pay, announced, "We are delighted to have reached this operational milestone, which demonstrates the reliability and scalability of Asia Pay's credit-card processing services. This one-month transaction processing volume proves the operational capabilities of Asia Pay's growing network of credit card clearing services to merchants and financial institutions. These results are primarily from traditional retail operations in Asia, with a small complement of online retail sales. Asia Pay's processing services are fast, effective, and cost-competitive in every transaction processing environment. "

The company's proprietary system processes domestic and international debit cards and credit cards using a combination of proprietary advanced technologies and rigorous security procedures. Asia Pay aims to become a leading provider of world-class third-party processing services to bankcard-accepting merchants and issuers throughout Asia. Asia Pay is positioned to provide much-needed processing infrastructure during the coming decade of exponential growth of credit card transactions in China and other markets in Asia. APYM's gross revenue is derived as a percentage of the sales volume processed, or on a per transaction basis, or on a combination of the two.

About Asia Payment Systems, Inc.

Asia Pay is a USA public company with offices in: Seattle, Washington; Beijing and Shenzhen, China; and Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to merchants, oil companies, and financial institutions in China, Japan, and in other markets of interest in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place as Asia Pay commences delivering service to clients. In addition, the company plans to expand nationwide operations in the China market, which currently has an estimated 750 million debit cards in use, with annual growth of an additional 60 million cards.

Contacts:

Asia Payment Systems, Inc.
Matt Mecke, President & CEO
Tel. +1-866-877-APAY
ir@asia-pay.com
www.asiapayinc.com

Investor Relations
Sussex Avenue Partners
Tel. 760-918-5592
Toll-free. 866-878-7739
news@sussexavenuepartners.com
www.sussexavenueprofiles.com

Source: Asia Payment Systems, Inc.